UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 15, 2026

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35877	46-1347456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place,

Suite 200

Annapolis, Maryland 21401

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (410) 571-9860

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events

On June 15, 2026, HA Sustainable Infrastructure Capital, Inc. a Delaware corporation (the “Company”) commenced, subject to market conditions, a private offering (the “Offering”) of green senior unsecured notes (the “Notes”). At issuance, the Notes will be guaranteed by Hannon Armstrong Sustainable Infrastructure, L.P., Hannon Armstrong Capital, LLC, HAT Holdings I LLC, HAT Holdings II LLC, HAC Holdings I LLC and HAC Holdings II LLC.

In connection with the Offering, the Company distributed a preliminary offering memorandum which included the following Company update:

Company Overview

We are an investor in sustainable infrastructure assets advancing the energy transition. With over $16 billion in Managed Assets as of March 31, 2026, our investment strategy is focused on actively partnering with clients to deploy capital primarily in income-generating real assets that are supported by long-term recurring cash flows. This strategy has enabled us to generate attractive risk-adjusted returns and provide stockholders with diversified exposure to the energy transition.

We are internally managed by an executive team that has extensive relevant industry knowledge and experience, and a team of over 170 full-time investment, operating, and technical professionals. We have long-standing, programmatic relationships with some of the leading U.S. clean energy project developers, owners and operators, utilities, and energy service companies (“ESCOs”), which provide recurring, programmatic investment and fee-generating opportunities, while also enabling scale benefits and operational and transactional efficiencies. Partnering with these clients, we are able to earn attractive risk-adjusted returns by investing in a variety of asset classes across our three primary climate solutions markets:

Behind the Meter		Grid-Connected		Fuels, Transport, and Nature
(BTM)		(GC)		(FTN)
•	Residential solar and storage	•	Utility-scale solar	•	Renewable natural gas
•	Community, commercial, and industrial solar and storage	•	Onshore wind	•	Fleet decarbonization
•	Energy efficiency	•	Battery energy storage	•	Ecological restoration

Through December 31, 2025, we have cumulatively closed more than 1,300 investments spanning more than 150 different clients since 1998. We believe we have achieved success as a leading pure play publicly-traded investor in sustainable infrastructure assets because of a number of differentiating qualities that we believe provide us with a competitive advantage in the market. The first such quality is our prioritization of long-term client relationships over individual transactions, as well as our explicit strategic decision never to compete with our clients, which differentiates us from many competing capital providers. The second is our access to permanent capital, which enables a degree of flexibility and creativity in structuring new investments that we believe clients find valuable. The third is our ability to nimbly invest in smaller transaction sizes across the capital structure which results in more investment opportunities than competing capital providers. The fourth such quality is our multi-decade experience in investing in our target end markets, and the unique technology, policy, taxes, incentives and investment structures that characterize such markets. We believe we have demonstrated the resilience of our business to grow assets and earnings and to generate attractive returns through multiple interest rate cycles and economic cycles. Together, these qualities not only differentiate us in the marketplace and add strategic value to our clients but also enable operational and transactional efficiencies that enhance our ability to earn attractive risk-adjusted returns on the assets in which we invest.

The following table presents our Managed Assets over the last five years and as of March 31, 2026:

Managed Assets ($ billion)(1)

(1)            As of the end of each period. Includes our Portfolio, our partner’s share of CCH1 (as defined herein), and assets securitized off balance sheet.

We have maintained strong margins in a variety of interest rate environments. For the three months ended March 31, 2026 and for the years ended 2025, 2024, 2023, 2022, 2021 and 2020 our new asset yields, excluding follow-on investments of previous transactions, yielded approximately 10.8%, 10.8%, 10.6%, 9.1%, 7.6%, 7.1% and 7.5% on average, respectively. The cost of newly issued debt, excluding our unsecured revolving credit facility and our commercial paper programs and including the impact of hedges, for the years ended 2025, 2024, 2023, 2022, 2021 and 2020 was 6.8%, 6.6%, 6.3%, 4.9%, 3.4% and 4.2%, respectively, resulting in net spreads of 4.0%, 3.9%, 2.8%, 2.7%, 3.7% and 3.3%, respectively.

We operate our business in a manner that permits us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended.

Market Overview

The market for sustainable infrastructure assets remains strong and continues to grow, supported by four major trends impacting the U.S. economy and energy markets, which we expect will continue for several years. In addition, with the passage of the One Big Beautiful Bill Act, total investment in sustainable infrastructure is forecast to approach $1 trillion from 2026 to 2030 and $4 trillion through 2050.

First is the substantial growth expected in U.S. power demand in the years ahead–spurred most prominently by growth in data centers, domestic manufacturing, and the electrification of additional sectors of the economy, including transportation, space heating, and industrial manufacturing. We believe that continued growth in electricity demand and generation will foster growth of our pipeline. According to U.S. Energy Industry Association’s (the “USEIA”) Electric Power Monthly report, from 1960 to 2000, U.S. electricity generation steadily increased to nearly 4,000 terawatt-hours (TWh) due to increased use of air conditioning, refrigeration, electric heating and other electrical systems. According to the same report, the growth of U.S. electricity generation was largely flat from 2000 through 2024 as a result of improved energy efficiency for lighting, appliances and heating and cooling systems. However, the outlook for U.S. Power demand is positive, with U.S. energy consumption expected to double from current levels to more than 8,000 TWh by 2050, with or without the Inflation Reduction Act (“IRA”), according to a McKinsey & Company report, “How data centers and the energy sector can sate AI’s hunger for power” (Sept. 2024). Building electrification is expected to grow more than 200 TWh by 2035, according to Energy + Environmental Economics’ “U.S. Pathways” (January 22, 2025). Further, ICF International estimates that more than 1 terawatt of new U.S. generation capacity is required by 2040. U.S. generation is forecast to grow more than 65% to over 7,000 TWh by 2040. Data centers are expected to grow approximately 400 TWh by 2035 and electric vehicles are expected to grow more than 300 TWh by 2035. Additionally, industrial electrification/onshoring is expected to grow by 180 TWh by 2035, according to Energy + Environmental Economics’ “U.S. Pathways” (January 22, 2025).

Second is the heightened focus on energy prices stemming from ongoing inflation experienced since 2022, with U.S. wholesale electricity prices and retail rates estimated to have increased more than 85% and 38%, respectively, since 2020, which we believe will support the desire to supply this energy demand growth from an “all of the above” energy strategy that includes a breadth of energy sources, with a specific focus on the lowest cost sources of electricity like solar power. We believe heightened sensitivity to prices among consumers and businesses in response to the IRA will lead to extensive efforts by businesses and policymakers to minimize inflation in energy prices. For example, according to a June 2024 Lazard report “Levelized Cost of Energy,” unsubsidized solar and wind energy provide the low levelized cost of electricity, with levelized costs of $38-$78 and $37-$86, respectively, compared to $48-$107 for natural gas (combined-cycle gas turbine), $50-$131 for utility scale solar and battery, $149-$251 for natural gas (peaking) and $141-$220 for utility-scale nuclear energy. Additionally, solar, wind and battery storage provide the fastest-to-market solutions as the only sources of new electric capacity that can be built in less than two years, according to USEIA’s report “Plant Vogtle Unit 4 begins commercial operation” (June 2024) and Reuters, “Three Mile Island nuclear plant gears up for Big Tech reboot” (October 2024). We believe these low-cost sources of electricity will continue to lead to high demand for clean energy infrastructure assets to help minimize energy inflation.

Third is the greater awareness and appreciation of the scientific consensus that climate change is linked to human activities, as well as the substantial and growing financial costs of environmental disasters related to climate change. We believe this will lead to growing recognition of the need to satiate growth in energy consumption from sources with lower, if not zero, emissions, such as the renewable energy technologies in which we invest. We believe strong momentum behind these multi-year trends will lead to elevated demand for clean energy infrastructure assets, and we provide a growing set of investment opportunities that can generate superior risk-adjusted returns. We believe our business model and focus, our expertise and experience, and our investment and financing strategy leave us well-positioned to capitalize on these trends and opportunities.

Fourth is a growing focus on the need for not only greater grid resilience and reliability, in part due to higher load and greater frequency and magnitude of climate disasters, as discussed above, but also due to greater focus on energy national security in light of ongoing geopolitical uncertainty.

In addition, we expect our Portfolio, current pipeline and future pipeline will remain resilient against tariffs. To date, tariffs have had a de minimis impact on our Portfolio, as projects are already operational and the impact of tariffs on costs of maintenance/replacement parts has been minimal. Most of the projects in our Pipeline have been completed or are under construction with necessary components already secured. Strong U.S. demand and pricing for power continue to create opportunities for our future pipeline. Additionally, the largest components in energy efficiency and renewable natural gas (“RNG”) projects benefit from domestic or United States-Mexico-Canada Agreement-compliant sourcing, lessening the potential impact of tariffs. We continue to monitor changes in tariff policy for potential impacts to our business including our Portfolio and Pipeline.

Our Investment Strategy

We are an investment firm dedicated to investing in, and managing a portfolio of, sustainable infrastructure assets. Our primary objective is to earn attractive risk-adjusted returns that sufficiently exceed our cost of capital. We believe we are able to generate superior risk-adjusted returns in part due to our adherence to a core set of investment criteria. In particular, we are focused primarily on investments which are:

•	income-generating sustainable infrastructure assets;

•	supported by underlying, long-term recurring cash flows;

•	contracted with creditworthy, incentivized off-takers;

•	rely upon proven commercial technologies; and

•	originated by programmatic clients.

We completed approximately $637 million of transactions during the three months ended March 31, 2026. Of the $637 million closed, 43% were RNG assets, 18% were GC Solar and Storage assets, 17% were Residential Solar and Storage assets, 13% were Community Solar assets and 10% were Public Sector assets. During 2025, 2024, 2023, 2022 and 2021, we completed $4.3 billion, $2.3 billion, $2.3 billion, $1.8 billion and $1.7 billion of transactions, respectively. Our completed transactions in 2025, 2024, 2023, 2022 and 2021 consisted of (i) $3.6 billion, $1.5 billion, $1.8 billion, $1.4 billion and $0.9 billion of balance sheet/CarbonCount® Holdings 1 LLC (“CCH1”) transactions, respectively, driving an approximately 140% year-over-year increase in balance sheet activity, and (ii) $0.8 billion, $0.8 billion, $0.5 billion, $0.4 billion and $0.8 billion of securitized transactions, respectively.

We have a large and active pipeline of potential new opportunities that are in various stages of our underwriting process. We refer to potential opportunities as being part of our pipeline if we have determined that the project fits within our investment strategy and exhibits the appropriate risk and reward characteristics through an initial credit analysis, including a quantitative and qualitative assessment of the opportunity, as well as research on the relevant market and sponsor. Our pipeline represents transactions that could potentially close in the next 12 months. There can, however, be no assurance with regard to any specific terms of such pipeline transactions or that any or all of the transactions in our pipeline will be completed. As of March 31, 2026, our 12-month pipeline consisted of more than $6.5 billion in new equity, debt and real estate opportunities. Of our pipeline, 34% is related to BTM assets and 47% is related to GC assets, and 14% is related to FTN assets, with the remainder related to Other Sustainable Infrastructure (“OSI”).

We believe the markets for BTM assets, GC assets, FTN assets and OSI assets remain attractive. For example, investment opportunities in BTM assets are increasing as industry consolidation is leading to greater transaction activity. In addition, electric utility rates are forecasted to rise 15–40% by 2030 according to ICF’s “Rising Current: America’s Growing Electricity Demand” (May 2025), improving customer value proposition. U.S. wind and solar projects under construction or in advanced development are up 15% and 13% year over year, respectively, to a combined total of 130 GW as reported in American Clean Power’s “Clean Power Annual Market Report 2025” (April 28, 2026). In addition, the EPA finalized Renewable Volume Obligations at record levels for 2026 and 2027. The RNG market is expanding with growing exports of domestic output. The former “Next Frontier” assets category has been recategorized and redistributed into BTM, GC, FTN, and OSI asset classes.

Our Managed Assets generally fall into one of three categories: (1) our Portfolio, which primarily consists of receivables and equity method investments we have retained on our balance sheet, (2) the portion of assets in our co-investment structures that are not included in our Portfolio but held by our investment partners in these structures, and (3) assets we have securitized by transferring all or a portion of the economics of the transaction, typically using securitization trusts, to institutional investors in exchange for cash and, in certain cases, residual interests in the trusts and ongoing fees. As of March 31, 2026, we managed approximately $8.8 billion in assets in these securitization trusts or vehicles that are not consolidated on our balance sheet. When combined with our Portfolio, as of March 31, 2026, we manage approximately $16.4 billion of assets, representing 17% CAGR since 2020. Our Cash Collected from our Portfolio as a portion of our Average Portfolio Balance has increased from 13.9% in 2024 to 19.8% as of the trailing twelve months ended March 31, 2026. Cash collected from our Portfolio as a portion of our Average Portfolio Balance in 2024 is calculated as the Cash Collected from our Portfolio in 2024 of $891 million over the average of our GAAP-based Portfolio as of December 31, 2023 of $6.2 billion and our GAAP-based Portfolio as of December 31, 2024 of $6.6 billion. Cash Collected from our Portfolio as a portion of our Average Portfolio Balance as of the trailing twelve months ended March 31, 2026, is calculated as Cash Collected from our Portfolio for the trailing twelve months ended March 31, 2026 of $1.5 billion over the average of our GAAP-based Portfolio as of March 31, 2025, of $7.1 billion and our GAAP-based Portfolio as of March 31, 2026 of $7.6 billion.

One of the primary metrics we utilize to measure our return on capital is a cash-on-cash internal rate of return over the life of the investment. In order to generate superior risk-adjusted returns, we believe it is important not only to pursue investments that yield attractive returns but also investments where risk can be sufficiently mitigated. We believe we are successful at this in part by using sophisticated structures which protect our invested capital and targeted returns by giving us a preferred position in the capital structure where we are assigned priority to collect cash flows ahead of other investors junior to us in the capital structure until we are able to achieve our targeted rate of return. In addition, we typically secure our investments with collateral that we are confident will support the return of our capital and our investments benefit from diversified obligor credit features further lowering the risk of our investments.

Financing Strategy

Our financing strategy is focused on lowering our cost of capital while also growing and diversifying our sources of capital. We believe we have available a broad range of financing sources as part of our strategy to fund our investments. We finance our business through cash on hand, debt which may be either unsecured or secured, with or without recourse, and either fixed-rate or floating-rate, or equity. We may also decide to finance such transactions through the use of off-balance sheet securitization, syndication, or co-investment structures. From 2024 through the three months ended March 31, 2026, we have optimized our flexibility, resilience, and cost of capital by broadening our access to multiple funding sources. In 2024, we established CCH1, a co-investment structure established to jointly invest $2 billion in certain eligible climate positive projects with an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), where each of us committed to invest an initial $1 billion in climate solutions projects, which commitment was subsequently increased by $500 million each, resulting in total committed capital of $3 billion, in addition to $1.1 billion of debt issued to date, and the term of the investment period was extended through the end of 2027 or when all commitments have been utilized. In addition to establishing our co-investment vehicle, CCH1, we have raised approximately $440 million in equity, refinanced our $200 million Exchangeable Notes that matured in 2025, issued $2.6 billion of senior notes, added a new $250 million term loan, and raised $1.1 billion of junior subordinated notes. We also have a $1.825 billion revolving credit facility with 19 banks which also serves as a backstop to our Standalone Commercial Paper Program. We scaled our Standalone Commercial Paper Program to 433 issuances totalling $8.4 billion at an interest rate below 5% from 2024 through March 31, 2026. As of March 31, 2026, our total liquidity exceeded $2.3 billion, comprised primarily of capacity under our Unsecured Credit Facility. Our Unsecured Credit Facility and our Commercial Paper Programs allow us flexibility with regards to the timing of long-term capital markets transactions. We manage the interest rate risk associated with debt issuances through hedging activities, including the use of interest rate swaps. When issuing debt, we generally provide the estimated carbon emission savings using CarbonCount. In addition, certain of our debt issuances meet the environmental eligibility criteria for green bonds as defined by the International Capital Markets Association’s Green Bond Principles, which we believe makes our debt more attractive for certain investors compared to such offerings that do not qualify under these principles.

The decision on how we finance our business is largely driven by our target capital structure, and by market conditions including the overall interest rate environment, prevailing credit spreads and the terms of available financing.

Sustainability and Impact

One of the defining criteria of our investment strategy is that all HASI investments are neutral to negative on incremental carbon emissions or have some other tangible environmental benefit such as reducing water consumption or increasing resilience to extreme weather events.

As part of our investment process, we calculate the ratio of the estimated first year of metric tons of carbon emissions avoided by our investments divided by the capital invested to quantify the carbon impact of our investments. In this calculation, which we refer to as CarbonCount®, we use emissions factor data, expressed on a CO2 equivalent basis representing the locational marginal emissions associated with a project’s location to an estimate of a project’s energy production or savings to compute an estimate of metric tons of carbon emissions avoided. As of March 31, 2026, approximately 10 million cumulative metric tons of carbon dioxide (CO2) emissions are avoided annually through our investments. In addition to carbon emission avoidance, we also consider other environmental attributes, such as water use reduction, stormwater remediation benefits and stream restoration benefits.

Reconciliation of GAAP-based Portfolio to Managed Assets

	As of
	March 31, 2026	December 31, 2025
	(in millions)
Equity method investments	$4,254	$4,116
Receivables, net of allowance	3,252	3,280
Receivables held-for sale	36	114
Real estate and debt securities	76	76
GAAP-based Portfolio	7,618	7,586
Assets held in securitization trusts	7,326	7,220
Fee generating assets held in co-investment structures (1)	1,136	951
Non-fee generating assets held in co-investment structures (2)	316	314
Managed Assets	$16,396	$16,071

(1) Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures are $2.3 billion and $1.9 billion as of March 31, 2026 and December 31, 2025, respectively. There are $1.5 billion of closed transactions which have not yet funded as of March 31, 2026.

(2) Represents assets in our co-investment structures which are not attributable to our co-investors, and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the carrying value of the equity method investment we hold in the structure.

	As of December 31,
	2020	2021	2022	2023	2024
			(in millions)
Equity method investments	$1,280	$1,760	$1,870	$2,966	$3,612
Receivables, net of allowance	1,213	1,424	1,990	3,074	2,896
Receivables held-for sale	-	22	85	35	76
Real estate	359	356	353	111	3
Debt securities	55	18	10	7	7
GAAP-based Portfolio	2,907	3,580	4,308	6,193	6,594
Assets held in securitization trusts	4,308	5,199	5,486	6,060	6,809
Fee generating assets held in co-investment structures (1)	-	-	-	-	300
Non-fee generating assets held in co-investment structures (2)	-	-	-	-	-
Managed Assets	$7,215	$8,779	$9,794	$12,253	$13,703

(1) Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures were $0.6 billion as of December 31, 2024.

(2) Represents assets in our co-investment structures which are not attributable to our co-investors and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the carrying value of the equity method investment we hold in the structure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Charles W. Melko
Charles W. Melko
Senior Managing Director, Chief Financial Officer and Treasurer

Date: June 15, 2026